EXHIBIT 99.1

OXiGENE Receives Guidance from FDA Supporting Phase 3 Trial of Fosbretabulin/Bevacizumab Combination in Platinum-Resistant Ovarian Cancer

SOUTH SAN FRANCISCO, Calif., June 1, 2015 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel therapies for the treatment of cancer, today provided an update on recent discussions with the U.S. Food and Drug Administration (FDA) regarding the design of a proposed Phase 3 trial of fosbretabulin in combination with bevacizumab in patients with platinum-resistant ovarian cancer.

  FDA agreed with the company's proposal to test the combination anti-vascular regimen of fosbretabulin and bevacizumab directly against chemotherapy using progression-free survival (PFS) as the primary endpoint in a randomized, controlled registration trial.
  FDA requested inclusion of a third arm, of bevacizumab alone, in the trial to further characterize the efficacy of each individual drug in the combination.
  OXiGENE intends to submit an application to the FDA for a Special Protocol Assessment (SPA) later this year.

"We are extremely pleased by the agency's support for advancing to a Phase 3 trial and their guidance in defining a registration pathway for fosbretabulin in platinum-resistant ovarian cancer," said Bill Schwieterman, M.D., OXiGENE's President and CEO. "Patients with this advanced form of ovarian cancer have limited treatment options, and there are no currently approved treatment regimens that avoid the adverse effects associated with standard chemotherapy. We believe that an anti-vascular regimen could offer a new paradigm of treatment and an important addition to the available therapies for advanced ovarian cancer. Our strategy is now to prepare a full protocol for a three-arm Phase 3 trial and to pursue a SPA while we simultaneously explore funding and partnering opportunities for this promising program."

The proposed Phase 3 trial is based on the results of the GOG186I study in which the anti-vascular combination of fosbretabulin and bevacizumab showed statistically significant improvements in PFS compared to bevacizumab alone as defined by the statistical analysis plan. The benefits appeared to be particularly robust in a subset of patients with platinum-resistant disease where a post-hoc subgroup analysis of the study showed that patients who were platinum-resistant had a median PFS of 6.7 months when treated with bevacizumab and fosbretabulin compared to 3.4 months for those receiving bevacizumab alone.

In the U.S., approximately 22,000 women are diagnosed with ovarian cancer each year, of which 4,300 are resistant to platinum-based therapies. Many patients who are platinum-resistant have already experienced multiple cycles of conventional chemotherapy, and suffer from significant side effects. As the first potential non-chemotherapeutic regimen for platinum-resistant ovarian cancer, OXiGENE believes the combination of fosbretabulin and bevacizumab has the potential to avoid the side effects of standard chemotherapy and provide a more convenient dosing regimen.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapies for treatment of cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with tumor survival and progression. The company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000